Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “supplemental indenture”), dated as of May 13, 2011, between AutoCash Inc., a Delaware corporation, TitleMax of Arizona, Inc., a Delaware corporation, TitleMax of Nevada, Inc., a Delaware corporation, and TMX Finance of Florida, Inc., a Delaware corporation (each a “Guarantor” and collectively the “Guarantors”), each a direct or indirect subsidiary of TMX Finance LLC, a Delaware limited liability company (the “Company”), or TitleMax Finance Corporation, a Delaware corporation (together with the Company and their respective successors, the “Issuers”), in favor of Wells Fargo Bank, National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuers and the Guarantors (as defined in the Indenture) have heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of June 21, 2010, providing for the issuance of 13.250% Senior Secured Notes due 2015 (the “Notes”).

WHEREAS, Section 5.18 of the Indenture provides that under certain circumstances the Company is required to cause each Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such Guarantor shall unconditionally guarantee all of the Issuers’ obligations under the Indenture Documents pursuant to a Note Guarantee on the terms and conditions set forth herein;

WHEREAS, Section 10.01(e) of the Indenture provides, among other things, that the Issuers, the Guarantors and the Trustee may amend or supplement the Indenture Documents without the consent of any Holder of a Note to add Guarantees with respect to the Notes; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, each of the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.     CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.     AGREEMENT TO GUARANTEE. Each of the Guarantors hereby agree, jointly and severally with all other Guarantors, to guarantee the Issuers’ obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and to be bound by all other applicable provisions of the Indenture.

3.	EFFECTIVENESS. This supplemental indenture shall be effective as of the date first written above.

4.     RECITALS. The recitals contained herein shall be taken as the statements of the Issuers and the Guarantors and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity of this supplemental indenture.

5.     NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE.

6.     COUNTERPARTS. The parties may sign any number of copies of this supplemental indenture (including by telecopier transmission). Each signed copy shall be an original, but all of them together represent the same agreement.

7.     EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

TMX FINANCE LLC

By:	/s/ Tracy Young
	Name:	Tracy Young
	Title:	Manager

TITLEMAX FINANCE CORPORATION

By:	/s/ Tracy Young
	Name:	Tracy Young
	Title:	Chief Executive Officer

AUTOCASH INC. TITLEMAX OF ARIZONA, INC. TITLEMAX OF NEVADA, INC. TMX FINANCE OF FLORIDA, INC.

By:	/s/ Tracy Young
	Name:	Tracy Young
	Title:	Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President